EXHIBIT 99.6

Stock Purchase Contract Agreement
between
THE GOLDMAN SACHS GROUP, INC.
and
GOLDMAN SACHS CAPITAL III,
acting through The Bank of New York,
as Property Trustee
Dated as of May 15, 2007

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1 Definitions	1
Section 1.2 Form of Documents Delivered to Property Trustee	5
Section 1.3 Notices	6
Section 1.4 Effect of Headings and Table of Contents	6
Section 1.5 Successors and Assigns	6
Section 1.6 Separability Clause	7
Section 1.7 Benefits of Agreement	7
Section 1.8 Governing Law; Submission to Jurisdiction	7
Section 1.9 Legal Holidays	7
Section 1.10 No Waiver	7
Section 1.11 No Consent to Assumption	8
Section 1.12 No Recourse	8

ARTICLE II

THE STOCK PURCHASE CONTRACTS

Section 2.1 Issuance of Stock Purchase Contracts; Transferability; Assignment; Amendment	8
Section 2.2 Purchase of Preferred Stock; Payment of Purchase Price	9
Section 2.3 Issuance of Preferred Stock	9
Section 2.4 Termination Event; Notice	9
Section 2.5 Charges and Taxes	10
Section 2.6 Contract Payments	10
Section 2.7 Deferral of Contract Payments	14

ARTICLE III

REMEDIES

Section 3.1 Unconditional Right of the Property Trustee to Receive Contract Payments and to Purchase Shares of Preferred Stock; Direct Action by Holders of Normal APEX or Stripped APEX	16
Section 3.2 Restoration of Rights and Remedies	16
Section 3.3 Rights and Remedies Cumulative	16
Section 3.4 Delay or Omission Not Waiver	17
Section 3.5 Waiver of Stay or Extension Laws	17

ARTICLE IV

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 4.1 Covenant Not to Consolidate, Merge, Convey, Transfer or Lease Property Except under Certain Conditions	17
Stock Purchase Contract Agreement

Page
Section 4.2 Rights and Duties of Successor Corporation	18
Section 4.3 Officers’ Certificate and Opinion of Counsel Given to Property Trustee	18

ARTICLE V

COVENANTS

Section 5.1 Performance under Stock Purchase Contracts	18
Section 5.2 Company to Reserve Preferred Stock	18
Section 5.3 Covenants as to Preferred Stock	18
Section 5.4 Statements of Officers of the Company as to Default	18
Stock Purchase Contract Agreement

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          Stock Purchase Contract Agreement, dated as of May 15, 2007 (as may be supplemented or amended from time to time, this “Agreement”) between The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), having its principal office at 85 Broad Street, New York, NY 10004, and Goldman Sachs Capital III, a Delaware statutory trust (the “Trust”), acting through The Bank of New York, not in its individual capacity but solely as Property Trustee of the Trust (the “Property Trustee”).
Recitals of the Company
          The Company has duly authorized the execution and delivery of this Agreement.
          All things necessary to make the Stock Purchase Contracts (as defined herein) the valid obligations of the Company, and to constitute these presents a valid agreement of the Company, in accordance with its terms, have been done.
          Now, therefore, this Stock Purchase Contract Agreement witnesseth: For and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.1 Definitions.
          For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) The terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.
     (b) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles that are generally accepted in the United States at the date or time of such computation; provided that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Company.
     (c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
     (d) Unless the context otherwise requires, any references to an “Article,” a “Section” or another subdivision refers to an Article, a Section or another subdivision, as the case may be, of this Agreement.
          “Additional Subordinated Notes” means the subordinated notes of the Company that may be issued to the Property Trustee as provided in Section 2.7(c).
          “Administrative Trustee” has the meaning specified in the Trust Agreement.
          “Agreement” has the meaning specified in the first paragraph hereof.
Stock Purchase Contract Agreement

          “APEX” has the meaning specified in the Trust Agreement.
          “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, Title 11 of the United States Code, as amended from time to time, or any other law of the United States that from time to time provides a uniform system of bankruptcy laws.
          “Board of Directors” means the board of directors of the Company or any committee of that board duly authorized to act hereunder.
          “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York, or Wilmington, Delaware are permitted or required by law or executive order to close.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” has the meaning specified in the Collateral Agreement.
          “Collateral Agent” means U.S. Bank National Association, as Collateral Agent under the Collateral Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent thereunder.
          “Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, among the Company, the Trust (acting through the Property Trustee), the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Securities Registrar, as amended from time to time.
          “Company” means the Person named as the “Company” in the first paragraph of this Agreement until a successor shall have become such pursuant to the applicable provision of this Agreement, and thereafter “Company” shall mean such successor.
          “Contract Payments” means the payments payable by the Company on the Payment Dates in respect of each Stock Purchase Contract, at the rate of 0.200% per annum of the Stated Amount of each Stock Purchase Contract.
          “Custodial Agent” means U.S. Bank National Association, as Custodial Agent under the Collateral Agreement until a successor Custodial Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Custodial Agent” shall mean the Person who is then the Custodial Agent thereunder.
          “Deferred Contract Payments” has the meaning specified in Section 2.7(a).
          “Early Settlement Event” has the meaning specified in the Supplemental Indenture.
          “Failed Remarketing” has the meaning specified in the Supplemental Indenture.
          “Guarantee Agreement” means the Guarantee Agreement between the Company, as Guarantor and The Bank of New York, as Guarantee Trustee named thereunder, dated as of the date hereof.
          “Holder” means a Holder (as such term is defined in the Trust Agreement) of Normal APEX or Stripped APEX.
Stock Purchase Contract Agreement

          “Indenture” means the Subordinated Debt Indenture, dated as of February 20, 2004, between the Company and The Bank of New York, as amended or supplemented from time to time with respect to the Notes.
          “Normal APEX” has the meaning specified in the Trust Agreement.
          “Note Trustee” means The Bank of New York, solely in its capacity as trustee pursuant to the Indenture and not in its individual capacity, or its successor in interest in such capacity, or any successor trustee appointed as provided in the Indenture.
          “Notes” has the meaning specified in the Trust Agreement.
          “Officers’ Certificate” means a certificate signed by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President or a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or the duly authorized designee of any of the foregoing, and delivered to the Property Trustee.
          “Opinion of Counsel” means a written opinion of legal counsel, who may be counsel to the Company (and who may be an employee of the Company), and who shall be reasonably acceptable to the Property Trustee. An Opinion of Counsel may rely on certificates as to matters of fact.
          “Paying Agent” has the meaning specified in the Trust Agreement.
          “Payment Account” has the meaning specified in the Trust Agreement.
          “Payment Date” means (a) each Regular Distribution Date, commencing September 1, 2007 prior to the Stock Purchase Date and (b) the Stock Purchase Date.
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.
          “Pledged Notes” has the meaning specified in the Collateral Agreement.
          “Pledged Securities” means the Pledged Notes and the Pledged Treasury Securities.
          “Pledged Treasury Securities” has the meaning specified in the Collateral Agreement.
          “Preferred Stock” means the Perpetual Non-Cumulative Preferred Stock, Series F, par value $0.01 per share and with a $100,000 liquidation preference per share, of the Company.
          “Proceeds” has the meaning specified in the Collateral Agreement.
          “Property Trustee” means The Bank of New York, not in its individual capacity but solely as Property Trustee under the Trust Agreement until a successor Property Trustee shall have become such pursuant to the applicable provisions of the Trust Agreement, and thereafter “Property Trustee” shall mean the Person who is then Property Trustee thereunder.
          “Qualifying Treasury Securities” has the meaning specified in the Trust Agreement.
Stock Purchase Contract Agreement

          “Remarketing” means a remarketing of Notes pursuant to Article III of the Supplemental Indenture.
          “Remarketing Agent” has the meaning specified in the Trust Agreement.
          “Remarketing Agreement” means the Remarketing Agreement to be entered into prior to the first Remarketing among the Company, the Property Trustee and the Remarketing Agent named in the Remarketing Agreement.
          “Remarketing Periods” mean the five Business Day period beginning on the seventh Business Day prior to each of August 1, 2012, November 1, 2012, February 8, 2013, May 1, 2013 and August 1, 2013 (or if any such day is not a Business Day, the preceding Business Day), until the settlement of a Successful Remarketing; provided that following the occurrence of an Early Settlement Event, Remarketing Periods mean such earlier dates as determined pursuant to Section 3.4 of the Supplemental Indenture.
          “Remarketing Settlement Date” means the February 8, May 1, August 1, or November 1 following a Successful Remarketing (or if any such day is not a Business Day, the prior Business Day).
          “Securities Act” means the Securities Act of 1933 and any successor statute thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.
          “Securities Intermediary” means U.S. Bank National Association, as Securities Intermediary under the Collateral Agreement until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Securities Intermediary” shall mean such successor or any subsequent successor who is appointed pursuant to the Collateral Agreement.
          “Securities Registrar” means U.S. Bank National Association, as Securities Registrar under the Collateral Agreement until a successor Securities Registrar shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Securities Registrar” shall mean such successor or any subsequent successor who is appointed pursuant to the Collateral Agreement.
          “Senior Debt” has the meaning specified in the Indenture.
          “Stated Amount” means, with respect to any whole Stock Purchase Contract, $100,000 and with respect to any fraction of a Stock Purchase Contract, $100,000 multiplied by the fraction of a Stock Purchase Contract.
          “Stock Purchase Contract” means a contract having a Stated Amount obligating (i) the Company to sell, and the Trust (acting through the Property Trustee) to purchase, one share of Preferred Stock for $100,000 and any fraction of one share for $100,000 multiplied by the applicable fraction, in each case on the Stock Purchase Date and (ii) the Company to pay Contract Payments to the Trust, in each case on the terms and subject to the conditions set forth in Article II and Article V.
          “Stock Purchase Date” means the first to occur of any March 1, June 1, September 1 or December 1, or if any such day is not a Business Day, the next Business Day, after (i) the Remarketing Settlement Date or (ii) the Remarketing Period of a Failed Remarketing.
          “Stripped APEX” has the meaning specified in the Trust Agreement.
Stock Purchase Contract Agreement

          “Successful” has the meaning specified in the Supplemental Indenture.
          “Supplemental Indenture” means the Supplemental Indenture, dated as of the date hereof, between the Company and the Note Trustee.
          “Termination Date” means the date, if any, on which a Termination Event occurs.
          “Termination Event” means the occurrence of any of the following events at any time on or prior to the Stock Purchase Date:
          (i) a judgment, decree or court order shall have been entered granting relief under the Bankruptcy Code, adjudicating the Company to be insolvent, or approving as properly filed a petition seeking reorganization or liquidation of the Company or any other similar applicable federal or state law and if such judgment, decree or order shall have been entered more than 90 days prior to the Stock Purchase Date, such decree or order shall have continued undischarged and unstayed for a period of 90 days;
          (ii) a judgment, decree or court order for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the termination or liquidation of its affairs, shall have been entered and if such judgment, decree or order shall have been entered more than 90 days prior to the Stock Purchase Date, such judgment, decree or order shall have continued undischarged and unstayed for a period of 90 days;
          (iii) the Company shall file a petition for relief under the Bankruptcy Code, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or liquidation under the Bankruptcy Code or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or
          (iv) the Company shall redeem the Notes.
          “Trust” means the Person named as the “Trust” in the first paragraph hereof.
          “Trust Agreement” means the Amended and Restated Declaration of Trust, dated as of the date hereof, among the Company, as Sponsor, the Property Trustee, the Delaware Trustee and the Administrative Trustees (each as named therein) and the several Holders (as defined therein).
Section 1.2 Form of Documents Delivered to Property Trustee.
          (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents. Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which its certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company unless such counsel knows, or in the exercise of
Stock Purchase Contract Agreement

reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
          (b) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.
Section 1.3 Notices.
          Any notice or communication is duly given if in writing and delivered in Person or mailed by first-class mail (registered or certified, return receipt requested), telecopier (with receipt confirmed) or overnight air courier guaranteeing next day delivery, to the others’ address; provided that notice shall be deemed given to the Property Trustee only upon receipt thereof:
          If to the Trust or the Property Trustee:
The Bank of New York,
           as Property Trustee of
           Goldman Sachs Capital II
101 Barclay Street, Floor 4E
Attention: Global Finance Unit
Facsimile: (212) 815-5802
          If to the Company:
The Goldman Sachs Group, Inc.
30 Hudson Street, 17th Floor
Jersey City, New Jersey 07302
Attention: Debt Management
Facsimile: (212) 428-1895
          If to the Collateral Agent:
U.S. Bank National Association
           as Collateral Agent
100 Wall Street, 16th Floor
New York, New York 10005
Attention: Corporate Trust Services
Facsimile: (212) 509-3384
Section 1.4 Effect of Headings and Table of Contents.
          The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
Section 1.5 Successors and Assigns.
          All covenants and agreements in this Agreement by the Company and the Trust shall bind their respective successors and assigns, whether so expressed or not.
Stock Purchase Contract Agreement

Section 1.6 Separability Clause.
          In case any provision in this Agreement shall be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.
Section 1.7 Benefits of Agreement.
          Nothing contained in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and, to the extent provided hereby, the holders of Senior Debt and any Paying Agent, and, in the case of Sections 1.10 and 2.2(c) only, the Collateral Agent, any benefits or any legal or equitable right, remedy or claim under this Agreement.
Section 1.8 Governing Law; Submission to Jurisdiction.
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company and the Trust hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and the courts of the State of New York (in each case sitting in New York County) for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Trust irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
Section 1.9 Legal Holidays.
          (a) In any case where any Payment Date shall not be a Business Day (notwithstanding any other provision of this Agreement), Contract Payments or other distributions shall not be paid on such date, but Contract Payments or such other distributions shall be paid on the next succeeding Business Day with the same force and effect as if made on such Payment Date. No interest shall accrue or be payable by the Company or to the Property Trustee (on behalf of the Trust) for the period from and after any such Payment Date on such successive Business Day.
          (b) In any case where the Stock Purchase Date shall not be a Business Day (notwithstanding any other provision of this Agreement), the Stock Purchase Contracts shall not be performed and shall not be effected on such date, but the Stock Purchase Contracts shall be performed on the next succeeding Business Day with the same force and effect as if made on such Stock Purchase Date.
Section 1.10 No Waiver.
          No failure on the part of the Company, the Property Trustee, the Collateral Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company, the Property Trustee, the Collateral Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
Stock Purchase Contract Agreement

Section 1.11 No Consent to Assumption.
          The Property Trustee for and on behalf of the Trust hereby expressly withholds any consent to the assumption under Section 365 of the Bankruptcy Code or otherwise, of the Stock Purchase Contract by the Company or its trustee, receiver, liquidator or a Person performing similar functions in the event that the Company becomes the debtor under the Bankruptcy Code or subject to other similar state or Federal law providing for reorganization or liquidation.
Section 1.12 No Recourse
          It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by The Bank of New York, not individually or personally but solely as Property Trustee of the Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, warranties, covenants, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, warranties, covenants, undertakings and agreements by The Bank of New York but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on The Bank of New York, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall The Bank of New York be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents.
ARTICLE II
THE STOCK PURCHASE CONTRACTS
Section 2.1 Issuance of Stock Purchase Contracts; Transferability; Assignment; Amendment.
          (a) Contemporaneously with the execution and delivery of this Agreement, the Company hereby issues 5000.1 Stock Purchase Contracts having the terms and conditions set forth herein to the Trust (acting through the Property Trustee), which by its execution and delivery of this Agreement is entering into and agreeing to be bound by the Stock Purchase Contracts. No certificates will be issued to evidence the Stock Purchase Contracts.
          (b) To the fullest extent permitted by law, other than a transfer in connection with (i) a merger, consolidation, amalgamation or replacement of the Trust or (ii) any conveyance, transfer or lease by the Trust of its properties and assets substantially as an entirety to, and the assumption by, a successor entity pursuant to Section 9.5 of the Trust Agreement, any attempted transfer of the Stock Purchase Contracts shall be void.
          (c) To the fullest extent permitted by law, any assignment by the Trust of its rights hereunder, other than an assignment of this Agreement in connection with a merger, consolidation, amalgamation or replacement of the Trust or any conveyance, transfer or lease by the Trust of its properties and assets substantially as an entirety to, and the assumption by, a successor entity pursuant to Section 9.5 of the Trust Agreement, shall be void.
Stock Purchase Contract Agreement

          (d) No amendment, modification or waiver of any provision of this Agreement shall be effective against either party hereto unless it is duly authorized by resolution of the Board of Directors of the Company and permitted under Section 6.1 of the Trust Agreement.
Section 2.2 Purchase of Preferred Stock; Payment of Purchase Price.
          (a) Each Stock Purchase Contract shall obligate the Trust (acting through the Property Trustee) to purchase, and the Company to sell, on the Stock Purchase Date at a price equal to the Stated Amount, one share of Preferred Stock or the applicable fraction thereof, unless a Termination Event shall have occurred.
          (b) If there has been a Successful Remarketing, the Trust will satisfy its obligations under Section 2.2(a) to pay the purchase price in respect of the Stock Purchase Contracts out of (i) the Proceeds at maturity of the Pledged Treasury Securities and (ii) to the extent of the excess of the purchase price over the amount of the Proceeds at maturity of the Pledged Treasury Securities, the amount of such excess, to the extent necessary.
          (c) If there is a Failed Remarketing, the Collateral Agent for the benefit of the Company reserves all of its rights as a secured party with respect to the Notes and, subject to applicable law and Section 2.2(d), may, among other things, (i) retain such Notes or their Proceeds in full satisfaction of the Trust’s obligations under the Stock Purchase Contracts or (ii) sell such Notes in one or more public or private sales as permitted by applicable law, in order to satisfy the Trust’s obligations under Section 2.2(a) to pay the purchase price in respect of the Stock Purchase Contracts to the extent not satisfied out of the Proceeds at maturity of the Pledged Treasury Securities.
          (d) The obligations of the Trust to pay the purchase price in respect of the Stock Purchase Contracts are non-recourse obligations and are payable solely out of the Proceeds of any Collateral pledged to secure the obligations of the Trust and the assignment of the U.S. treasury securities purchased with and any other amounts remaining from the net proceeds of the Remarketing as set forth in this Section 2.2, and in no event will the Property Trustee be liable for any deficiency between the Proceeds of the disposition of Collateral and the purchase price in respect of the Stock Purchase Contracts.
          (e) The Company shall not be obligated to cause the issuance of any share of Preferred Stock or fraction thereof in respect of a Stock Purchase Contract or deliver any certificates therefor to the Property Trustee unless the Company shall have received payment for the share of Preferred Stock to be purchased thereunder in the manner herein set forth.
Section 2.3 Issuance of Preferred Stock.
          Unless a Termination Event shall have occurred, on the Stock Purchase Date upon receipt of the aggregate purchase price payable on all Stock Purchase Contracts, the Company shall cause to be issued and deposited with the Property Trustee (or its nominee), one or more certificates representing newly issued shares of Preferred Stock registered in the name of the Property Trustee (or its nominee) as custodian for the Trust to which the Trust is entitled hereunder.
Section 2.4 Termination Event; Notice.
          (a) The Stock Purchase Contracts and all obligations and rights of the Company and the Trust (including the obligations and rights of the Property Trustee acting on behalf of the Trust) thereunder, including, without limitation, the right of the Trust to receive and the obligation of the Company to pay any Contract Payments (including any accrued and unpaid Contract Payments), and the
Stock Purchase Contract Agreement

rights and obligations of the Trust to purchase shares of Preferred Stock, shall immediately and automatically terminate, without the necessity of any notice or action by the Trust, the Property Trustee or the Company, if a Termination Event shall have occurred on or prior to the Stock Purchase Date.
          (b) Upon the occurrence of a Termination Event, the Company shall promptly but in no event later than five Business Days thereafter give written notice to the Property Trustee and the Collateral Agent of such event.
Section 2.5 Charges and Taxes.
          The Company will pay all stock transfer and similar taxes attributable to the initial issuance and delivery of the shares of Preferred Stock pursuant to the Stock Purchase Contracts; provided that the Company shall not be required to pay any such tax or taxes that may be payable in respect of any issuance of a share of Preferred Stock in a name other than in the name of the Property Trustee or its nominee, as custodian for the Trust, and the Company shall not be required to issue or deliver such share certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company, in addition to any Stated Amount, the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
Section 2.6 Contract Payments.
          (a) Subject to Section 2.7, the Company shall pay, in arrears on each Payment Date, the Contract Payments payable in respect of each Stock Purchase Contract to the Property Trustee or upon its order. The Contract Payments will be payable by wire transfer to the Payment Account established under the Trust Agreement by U.S. Bank National Association, as Paying Agent, unless the Property Trustee directs otherwise. The Contract Payments will accrue from and including May 15, 2007 or from and including the most recent Payment Date on which Contract Payments have been paid or duly provided for (subject to deferral as set forth in Section 2.7) to but excluding the next succeeding Payment Date. Contract Payments will be calculated on the basis of a 360-day year and the number of days actually elapsed.
          (b) The Company’s obligations with respect to Contract Payments, if any, will be subordinated and junior in right of payment to the Company’s obligations under any Senior Debt to the extent and in the manner set forth in Sections 2.6(c) through (m).
          (c) No payment or distribution in respect of any Contract Payments shall be made by the Company unless full payment of amounts then due for principal (and premium, if any), sinking funds, and interest on Senior Debt of the Company has been made or duly provided for in money or money’s worth in accordance with its terms. Subject to the last paragraph of this Section 2.6(c), (A) (i) in the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Debt beyond any applicable grace period with respect thereto, or (ii) in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or a trustee on behalf of the holders thereof) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, whether or not such Senior Debt has been so accelerated (provided that, in the case of Clause (i) or Clause (ii), if such default in payment or event of default shall have been cured or waived or shall have ceased to exist and any such declaration of acceleration shall have been rescinded or annulled, then such default in payment or event of default, as the case may be, shall be deemed not to have occurred for the purposes of this Section), or (B) in the event that any judicial proceeding shall be pending with respect to any such default in payment or event of default that shall be deemed to have occurred for the purpose of this Section, then no payment or distribution in respect of any Contract Payment shall be made by the Company.
Stock Purchase Contract Agreement

          No default in payment or event of default with respect to any Senior Debt shall be deemed to be a default in payment or event of default of the kind specified in Clause (A)(i) or (A)(ii) of this Section 2.6(c), and no judicial proceeding with respect to any such default in payment or event of default shall be deemed to be a judicial proceeding of the kind specified in Clause (B) of this Section, if (x) the Company shall be disputing the occurrence or continuation of such default in payment or event of default, or any obligation purportedly giving rise to such default in payment or event of default, and (y) no final judgment holding that such default in payment or event of default has occurred and is continuing shall have been issued. For this purpose, a “final judgment” means a judgment that is issued by a court having jurisdiction over the Company or its property, is binding on the Company or its property, is in full force and effect and is not subject to judicial appeal or review (including because the time within which a party may seek appeal or review has expired), provided that, if any such judgment has been issued but is subject to judicial appeal or review, it shall nevertheless be deemed to be a final judgment unless the Company shall in good faith be prosecuting such appeal or a proceeding for such review and shall have obtained a stay of execution pending such appeal or review. Notwithstanding the foregoing, this paragraph shall not apply to any default in payment or event of default with respect to any Senior Debt as to which the Company has waived the application of this paragraph in the instrument evidencing such Senior Debt or by which such Senior Debt is created, incurred, assumed or guaranteed by the Company.
          (d) Upon the occurrence of any event of default referred to in Section 2.6(c) that shall not have been cured or waived:
     (i) all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to the Property Trustee in respect of Contract Payments;
     (ii) any payment or distribution, whether in cash, securities or other property that would otherwise (but for these subordination provisions) be payable or deliverable in respect of Contract Payments shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full;
     (iii) after payment in full of all sums owing with respect to Senior Debt, the Property Trustee, together with the holders of any obligations of the Company ranking on a parity with the Contract Payments, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid Contract Payments and interest thereon and such other obligations before any payment or other distribution, whether in cash, securities or other property, shall be made on account of any capital stock of the Company or any obligations of the Company ranking junior to the Company’s obligations to make Contract Payments under the Stock Purchase Contracts and such other obligations; and
     (iv) in the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by the Property Trustee or the Trust in contravention of any of the terms hereof such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred back to the transferor for distribution, or to the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full. In the event of the failure of the Property Trustee or the Trust to endorse or assign any such payment, distribution or security, each holder of Senior Debt is hereby irrevocably authorized to endorse or assign the same.
Stock Purchase Contract Agreement

          (e) For purposes of Sections 2.6(d) through (p), the words “cash, securities or other property” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in Sections 2.6(b) through (m) with respect to such Contract Payments on the Stock Purchase Contracts to the payment of all Senior Debt that may at the time be outstanding; provided that (i) the indebtedness or guarantee of indebtedness, as the case may be, that constitutes Senior Debt is assumed by the Person, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior Debt are not, without the consent of each such holder adversely affected thereby, altered by such reorganization or readjustment.
          (f) Nothing contained in this Section or elsewhere in this Agreement shall prevent (a) the Company, at any time except under the conditions described in Section 2.6(c) from making payments at any time of or on account of the Stock Purchase Contracts, or on account of the purchase or other acquisition of the Stock Purchase Contracts, or (b) the application by the Property Trustee of any money deposited with it hereunder to the payment of or on account of the Contract Payments owing on the Stock Purchase Contracts or the retention of such payment by the Property Trustee, if, at the time of such application by the Property Trustee, it did not have knowledge that such payment would have been prohibited by the provisions of this Section.
          (g) Subject to the payment in full of all Senior Debt or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, the Contract Payments owing on the Stock Purchase Contracts shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Debt pursuant to the provisions of Sections 2.6(b) through (m) (equally and ratably with the holders of indebtedness of the Company which by its express terms is subordinated to indebtedness of the Company to substantially the same extent as the Stock Purchase Contracts are subordinated to the Senior Debt and is entitled to like rights of subrogation) to the rights of the holders of such Senior Debt to receive payments and distributions of cash, securities or other property applicable to the Senior Debt until the Contract Payments owing on the Stock Purchase Contracts shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, securities or other property to which the Property Trustee would be entitled except for the provisions of this Article, and no payments over pursuant to the provisions of this Section to the holders of Senior Debt by the Property Trustee, shall, as among the Company, its creditors other than holders of Senior Debt and the Property Trustee, be deemed to be a payment or distribution by the Company to or on account of the Senior Debt.
          (h) The provisions of Sections 2.6(b) through 2.6(m) are and are intended solely for the purpose of defining the relative rights of the Property Trustee on the one hand and the holders of Senior Debt on the other hand. Nothing contained in Sections 2.6(b) through 2.6(m) or elsewhere in this Agreement or the Stock Purchase Contracts is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Debt and the Property Trustee, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under Sections 2.6(b) through 2.6(m) of the holders of Senior Debt, is intended to rank equally with all other general obligations of the Company), to pay to the Property Trustee all Contract Payments owing on the Stock Purchase Contracts as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Property Trustee and creditors of the Company other than the holders of Senior Debt; or (c) prevent the Property Trustee from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under Sections 2.6(b) through 2.6(m) of the holders of Senior Debt to receive cash, property and securities otherwise payable or deliverable to the Property Trustee.
Stock Purchase Contract Agreement

          (i) Upon payment or distribution of assets of the Company referred to in Sections 2.6(b) through (m), the Property Trustee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, conservator, assignee for the benefit of creditors, liquidating trustee or other Person making any payment or distribution, delivered to the Property Trustee, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to Sections 2.6(b) through (m); provided that the foregoing shall not be construed as creating any duty on the part of the Property Trustee.
          (j) The Property Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt (or a trustee or representative on behalf of such holder) to establish that such notice has been given by a holder of Senior Debt or a trustee or representative on behalf of any such holder or holders. In the event that the Property Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to Section 2.6(b) through (m), the Property Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Property Trustee as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under Sections 2.6(b) through (m), and, if such evidence is not furnished, the Property Trustee may defer payment to such Person pending judicial determination as to the right of such Person to receive such payment, provided that the foregoing shall not be construed as imposing any obligation or duty on the part of the Property Trustee.
          (k) Nothing contained in Sections 2.6(b) through (m) shall affect the obligations of the Company to make, or prevent the Company from making, payment of the Contract Payments, except as otherwise provided in Sections 2.6(b) through (m).
          (l) The Bank of New York, or any successor Property Trustee, in its individual capacity shall be entitled to all the rights set forth in this Section with respect to any Senior Debt at the time held by it, to the same extent as any other holder of Senior Debt and nothing in this Agreement shall deprive The Bank of New York, or any successor Property Trustee of any of its rights as such holder.
          (m) No right of any present or future holder of any Senior Debt to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.
          (n) Nothing in this Section 2.6 shall apply to claims of, or payments to, the Property Trustee under or pursuant to Section 2.7.
          (o) With respect to the holders of Senior Debt, (i) the Property Trustee shall not be liable to any such holders if it shall pay over or distribute to the Holders or to the Company or any other Person cash, securities or other property to which any holders of Senior Debt shall be entitled by virtue of this Section 2.6 or otherwise; (ii) no implied covenants or obligations shall be read into this Agreement against the Property Trustee; and (iii) the Property Trustee shall owe no duties, fiduciary or otherwise, to such holders.
          (p) Nothing in this Section 2.6 shall apply to any payment or distribution, whether in cash, securities or other property, made to, or paid over or distributed by, any Paying Agent in respect of
Stock Purchase Contract Agreement

Contract Payments or otherwise. The Paying Agent shall owe no duty, fiduciary or otherwise, to any holder of Senior Debt and shall not be liable to any holders of Senior Debt if it shall pay over or distribute to the Holders or to the Company or any other Person cash, securities or other property to which any holders of Senior Debt shall otherwise be entitled by virtue of this Section 2.6 or otherwise; and no implied covenants or obligations shall be read into this Agreement against the Paying Agent.
Section 2.7 Deferral of Contract Payments.
          (a) The Company shall have the right (which will be exercised if so directed by the Securities Exchange Commission), at any time prior to the Stock Purchase Date, to defer the payment of any or all of the Contract Payments otherwise payable on any Payment Date, but only if the Company shall give the Property Trustee and the Administrative Trustees (with a copy to the Paying Agent) written notice of its election to defer each such deferred Contract Payment (specifying the amount to be deferred) at least ten Business Days prior to the earlier of (i) the next succeeding Payment Date or (ii) the date the Property Trustee and the Administrative Trustees are required to give notice of any record date or Payment Date with respect to any series of APEX to the New York Stock Exchange, any other national securities exchange, automated interdealer quotation system or other applicable self regulatory organization or to the Holders, but in any event not less than one Business Day prior to such record date. Any Contract Payments so deferred shall, to the extent permitted by law, accrue interest thereon at the rate then in effect on the Notes (calculated on the same basis as originally applicable to the Notes), compounding on each succeeding Payment Date, until paid in full (such deferred installments of Contract Payments, if any, together with the additional Contract Payments, if any, accrued thereon, being referred to herein as the “Deferred Contract Payments”). Deferred Contract Payments, if any, shall be due on the next succeeding Payment Date except to the extent that payment is deferred pursuant to this Section 2.7, except as provided under Section 1.9. No Contract Payments may be deferred to a date that is after the Stock Purchase Date and no such deferral period may end other than on a Payment Date, except as provided under Section 1.9. If the Stock Purchase Contracts are terminated upon the occurrence of a Termination Event, the Trust’s right to receive any Contract Payments and any Deferred Contract Payments will terminate.
          (b) In the event that the Company elects to defer the payment of Contract Payments until a Payment Date prior to the Stock Purchase Date, then all Deferred Contract Payments, if any, shall be payable to the Property Trustee on behalf of the Trust on such Payment Date, except as provided under Section 1.9.
          (c) In the event that the Company elects to defer the payment of Contract Payments on the Stock Purchase Contracts and such deferral is continuing on the Stock Purchase Date, the Property Trustee on behalf of the Trust will receive on the Stock Purchase Date in lieu of a cash payment, in addition to the shares of Preferred Stock to be issued pursuant to Section 2.3, Additional Subordinated Notes that will (i) have a principal amount equal to the aggregate amount of Deferred Contract Payments at the Stock Purchase Date, (ii) mature on the later of September 1, 2017 and five years after the first Payment Date on which any of such Deferred Contract Payments was payable, (iii) bear interest at the rate per annum equal to the rate of interest then in effect on the Notes (subject to deferral on the same basis as the Contract Payments; provided that the reference in clause (i)(2) of Section 2.7(d) to the beginning of the deferral period shall be deemed to refer to the beginning of the deferral period with respect to the Contract Payments), (iv) be subordinate and rank junior in right of payment to all of the Company’s Senior Debt on the same basis as the Contract Payments and (v) be redeemable at the option of the Company at any time or from time to time prior to their stated maturity at a redemption price equal to the principal amount thereof plus any accrued and unpaid interest to the date of redemption; provided that the Company shall register such Additional Subordinated Notes under the Securities Act prior to the delivery thereof to the Property Trustee unless they may be so delivered pursuant to an exemption or exception from registration thereunder.
Stock Purchase Contract Agreement

          (d) In the event the Company exercises its option to defer the payment of Contract Payments then, until the earlier of (x) the Termination Date or (y) the date on which the Company shall have either paid all Deferred Contract Payments to the Property Trustee in cash or repaid all amounts outstanding on the Additional Subordinated Notes, the Company shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock, including Preferred Stock or permit any of its subsidiaries over which it has voting control to purchase or acquire or make any payment or distribution on or with respect to any shares of the Company’s capital stock; (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company that ranks pari passu in all respects with or junior in interest to the Notes (except for partial payments of interest pursuant to the terms of the Notes); (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company that by its terms ranks pari passu in all respects with or junior in interest to the Company’s guarantee related to the APEX; or (iv) permit any of its subsidiaries over which it has voting control to purchase or acquire or make any payment or distribution on or with respect to any of the Company’s debt securities or any guarantee that ranks, upon the Company’s liquidation, parri passu with or junior to the Notes, other than, in each case:
     (i) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the deferral period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the beginning of the deferral period;
     (ii) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock;
     (iii) any purchase of fractional interests of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;
     (iv) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto;
     (v) payments in respect of the Company’s guarantee related to the APEX executed for the benefit of the Holders of the APEX;
     (vi) payments of interest on the Notes in Additional Subordinated Notes and any repurchase of Notes in exchange for Preferred Stock, in each case in connection with a Failed Remarketing (as defined in the Supplemental Indenture);
     (vii) any payment of current or deferred interest on securities ranking parri passu with the Notes that is made pro rata to the amounts due on such securities (including the Notes) and any payments of principal of or deferred interest on such securities that, if not made, would cause the Company to be in breach of the instrument governing such securities;
Stock Purchase Contract Agreement

     (viii) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or
     (ix) any purchase or other acquisition of shares of the Company’s capital stock or debt securities (and any related guarantees) or payment with respect to shares of the Company’s capital stock or debt securities (and any related guarantees) if made in connection with (a) the initial distribution of shares of the Company’s capital stock or debt securities (and any related guarantees) or (b) market-making or other secondary market activities.
ARTICLE III
REMEDIES
Section 3.1 Unconditional Right of the Property Trustee to Receive Contract Payments and to Purchase Shares of Preferred Stock; Direct Action by Holders of Normal APEX or Stripped APEX.
          The Property Trustee on behalf of the Trust shall have the right, which is absolute and unconditional, (i) subject to Article II, to receive each Contract Payment with respect to each Stock Purchase Contract on the respective Payment Date and (ii) except upon and following a Termination Event, to purchase one share of Preferred Stock pursuant to such Stock Purchase Contract and, in each such case, to institute suit for the enforcement of any such right to receive Contract Payments and the right to purchase such share of Preferred Stock, and such rights shall not be impaired without its consent. Up to and including the Stock Purchase Date, or the earlier termination of the Stock Purchase Contracts, any Holder shall have the right, upon default in the payment of any Contract Payment with respect to any Stock Purchase Contract on the respective Payment Date (subject to Article II), to institute a suit directly against the Company for enforcement of payment to such Holder of Contract Payments on Stock Purchase Contracts (or interests therein) having a stated amount equal to the aggregate Liquidation Amount (as defined in the Trust Agreement) of the APEX held by such Holder.
Section 3.2 Restoration of Rights and Remedies.
          If the Property Trustee on behalf of the Trust has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trust, then and in every such case, subject to any determination in such proceeding, the Company and the Trust shall be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Property Trustee on behalf of the Trust shall continue as though no such proceeding had been instituted.
Section 3.3 Rights and Remedies Cumulative.
          No right or remedy herein conferred upon or reserved to the Property Trustee on behalf of the Trust is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Stock Purchase Contract Agreement

Section 3.4 Delay or Omission Not Waiver.
          No delay or omission of the Property Trustee to exercise any right upon a default or remedy upon a default shall impair any such right or remedy or constitute a waiver of any such right. Every right and remedy given by this Article III or by law to the Property Trustee may be exercised from time to time, and as often as may be deemed expedient, by the Property Trustee.
Section 3.5 Waiver of Stay or Extension Laws.
          The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Property Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE IV
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
Section 4.1 Covenant Not to Consolidate, Merge, Convey, Transfer or Lease Property Except under Certain Conditions.
          The Company covenants that it will not consolidate with, convert into, or merge with and into, any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any Person or entity, unless:
          (a) the successor shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation shall expressly assume all the obligations of the Company under the Stock Purchase Contracts, this Agreement, the Collateral Agreement, the Trust Agreement, the Indenture (including any supplement thereto), the Guarantee Agreement and the Remarketing Agreement by one or more supplemental agreements in form reasonably satisfactory to the Property Trustee, executed and delivered to the Property Trustee by such corporation;
          (b) such successor corporation shall not, immediately after such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance, be in default of payment obligations under the Stock Purchase Contracts, this Agreement, the Collateral Agreement, the Trust Agreement or the Remarketing Agreement or in material default in the performance of any other covenants under any of the foregoing agreements; and
          (c) the successor entity shall have reserved sufficient authorized and unissued shares of preferred stock having substantially the same terms and conditions as the Preferred Stock such that the Trust will receive, on the Stock Purchase Date, shares of preferred stock having substantially the same rights as the Preferred Stock that the Trust would have received had such merger, consolidation or other transaction not occurred.
Stock Purchase Contract Agreement

Section 4.2 Rights and Duties of Successor Corporation.
          In case of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance and upon any such assumption by a successor corporation in accordance with Section 4.1, such successor entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company.
Section 4.3 Officers’ Certificate and Opinion of Counsel Given to Property Trustee.
          The Property Trustee, subject to Section 4.1 and Section 4.2, shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance, and any such assumption, complies with the provisions of this Article IV and that all conditions precedent to the consummation of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance have been met.
ARTICLE V
COVENANTS
Section 5.1 Performance under Stock Purchase Contracts.
          The Company covenants and agrees for the benefit of the Trust that it will duly and punctually perform its obligations under the Stock Purchase Contracts in accordance with the terms of the Stock Purchase Contracts and this Agreement.
Section 5.2 Company to Reserve Preferred Stock.
          The Company shall at all times prior to the Stock Purchase Date reserve and keep available, free from preemptive rights, out of its authorized but unissued Preferred Stock the full number of shares of Preferred Stock issuable against tender of payment for such shares of Preferred Stock in respect of all Stock Purchase Contracts.
Section 5.3 Covenants as to Preferred Stock.
          The Company covenants that all shares of Preferred Stock that may be issued against tender of payment for such shares of Preferred Stock in respect of any Stock Purchase Contract will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.
Section 5.4 Statements of Officers of the Company as to Default.
          The Company will deliver to the Property Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officers’ Certificate, stating whether or not to the knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions hereof, and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.
* * * *
          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Stock Purchase Contract Agreement

          In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Goldman Sachs Group, Inc.
By:	/s/ Elizabeth E. Beshel
	Name:	Elizabeth E. Beshel
	Title:	Treasurer

Goldman Sachs Capital III

By:	The Bank of New York, not in its individual capacity but solely as Property Trustee

By:	/s/ Nelson Kercado
	Name:	Nelson Kercado
	Title:	Assistant Vice President

Stock Purchase Contract Agreement